Exhibit 10.6

Date:    4th July 2019

Perspectum Diagnostics Ltd

Employee Share Plan Rules

Rules of the

PERSPECTUM DIAGNOSTICS LTD EMI EMPLOYEE SHARE OPTION PLAN

Established by resolution of the board of directors of the Company on 27th February 2017 as amended by the Company on 1st July 2019 and approved by the Shareholders on 4th July 2019

1.	INTERPRETATION

1.1	The definitions and Rules of interpretation in this Rule 1 apply in this Plan.

2006 Act	the Companies Act 2006

51% Subsidiary	has the meaning given in section 989 of the Income Tax Act 2007;

Acting in Concert	bears the meaning given to it in The City Code on Takeovers and Mergers and the Rules Governing Substantial Acquisitions of Shares published by the Panel on Takeovers and Mergers (in each case as amended from time to time);

AIM	the Alternative Investment Market regulated by the London Stock Exchange PLC;

AIM Rules	means London Stock Exchange PLC’s rules relating to AIM as in force at the date of this Agreement or, where the context requires, as amended or modified after the date of this agreement;

Accelerated Vesting Date	the date or dates on which by virtue of the occurrence of an event or satisfaction of a condition (not including the mere effluxion of time) an Option or part thereof first becomes Vested and exercisable as specified in the relevant Option Agreement;

Admission	means the first occasion on which ordinary shares in the capital of the Company are admitted to be traded (and becoming effective pursuant to rule 6 of the AIM Rules) or dealt in on AIM or on any Recognised Exchange;

Adoption Date	the date of the adoption of the Plan by the Company;

Articles of Association	The articles of association of the Company as amended from time to time;

Associate	has the meaning given to “associate” by paragraph 31, paragraph 32 and paragraph 33 of Schedule 5, with Chapter 11 of Part 7 of ITEPA 2003 being applied for the purposes of paragraph 32(2);

Auditors	the auditors of the Company from time to time, or, if the Company does not have auditors, the Company’s accountants at the relevant time (acting as experts and not as arbitrators);

Board	the board of directors of the Company or a committee of directors appointed by that board to carry out any of its functions under the Plan;

Code	the US Internal Revenue Code of 1986, as amended;

Company	PERSPECTUM DIAGNOSTICS LTD incorporated and registered in England & Wales with number 08219473;

Constituent Company	any of the following: (a) the Company; and (b) any company which is a 51% Subsidiary of the Company;

Control	has the meaning given in section 719 of ITEPA 2003;

CSOP Option	a share option granted under a company share option plan approved under Schedule 4 to ITEPA 2003, which remains so approved;

Date of Grant	the date on which an Option is, was or is to be granted by the Grantor executing an Option Agreement;

Disqualifying Event	has the meaning given in sections 533 to 536 of ITEPA 2003;

Eligible Employee

any Employee who:

(a)   is required to spend on average at least the Statutory Minimum Time (as specified in paragraph 26 of Schedule 5) per week on the business of one or more of the Constituent Companies; and

(b)   does not have a Material Interest in relation to the Company (either on his own or together with one or more of his Associates); and

(c)   has no Associate or Associates which has or (taken together) have a Material Interest in relation to the Company;

EMI Option	a “qualifying option” as defined in paragraph 1(2) of Schedule 5;

Employee	any individual who is an employee of a Constituent Company;

Exercise Price

the price at which each Share subject to an Option may be acquired on the exercise of that Option, which (subject to Rule 12):

(a)   if Shares are to be newly issued to satisfy the exercise of the Option, may not be less than the nominal value of a Share; and

(b)   may not be less than the Market Value of a Share on the Date of Grant;

Existing Option	an option or any other right to acquire or receive Shares granted under any Share Incentive Scheme (including the Plan), which remains capable of satisfaction;

Fair Market Value	means, with respect to a Share subject to an Incentive Stock Option, the value assigned to a Share by the Board for the applicable Date of Grant, as determined pursuant to a reasonable method established by the Board that is consistent with the requirements of Sections 422 and 424 of the Code and the regulations thereunder (which method may be changed from time to time);

Grant Period	a period during which Options may be granted, as specified in Rule 2.3;

Grantor

the person granting an Option, which may be:

(a)   the Company; or

(b)   the trustees of an employee benefit trust authorised by the Board to grant Options at the relevant time; or

(c)   any other person so authorised,

subject in the case of (b) and (c) to Rule 9.3;

Group	the Constituent Companies from time to time;

HMRC	HM Revenue & Customs;

Incentive Stock Option	an Option intended to be an incentive stock option as defined in Section 422 of the Code;

ITEPA 2003	the Income Tax (Earnings and Pensions) Act 2003;

Leaver	an Option Holder who ceases to be an Employee and does not remain or immediately become an employee of another Constituent Company;

Market Value

on any day the market value of a share, determined under the applicable provisions of Part VIII of the Taxation of Chargeable Gains Act 1992, as agreed with HMRC Shares and Assets Valuation within such period as HMRC will permit.

Under Rule 4.1, Rule 4.2, Rule 4.3, Rule 4.5 :

(a)   the Market Value shall be that on the Date of Grant of the relevant Option; and

(b)   if shares are subject to Relevant Restrictions, the Market Value shall be determined as if they were not;

Material Interest	has the meaning given in paragraph 28 of Schedule 5;

NICs	National Insurance Contributions;

Normal Vesting Date	the date or dates on which by effluxion of time an Option or part thereof first becomes Vested and exercisable as specified in the relevant Option Agreement;

Option	a right to acquire Shares granted under the Plan which has neither lapsed nor been fully exercised;

Option Agreement	a written agreement constituting an Option, entered into under Rule 2.7;

Option Holder	an individual who holds an Option or, where applicable, his personal representatives;

Performance Condition

any condition (whether relating to performance or not) set under Rule 3 which:

(c)   provides that the extent to which an Option becomes capable of exercise shall be determined by reference to performance (for example, of any Constituent Company, the Option Holder or the Option Holder’s business unit) over a certain period measured against specified targets; and (in either case);

(d)   does not prevent the relevant Option from being a right to acquire shares, as required by section 527(4) of ITEPA 2003;

Plan	the employee share option plan constituted and governed by these Rules, as amended from time to time;

Qualifying Exchange of Shares	an event falling within paragraph 40 of Schedule 5;

Recognised Exchange	an investment exchange recognised by the Financial Services Authority under Part XVIII of the Financial Services and Markets Act 2000, such that a recognition order is in force in respect of it.

Relevant Restriction

a provision included in any contract, agreement, arrangement or condition (including the Articles of Association of the Company) to which any of the following would apply if references in them to employment-related securities were references to Shares:

(a)   section 423(2) of ITEPA 2003;

(b)   section 423(3) of ITEPA 2003;

(c)   section 432(4) of ITEPA 2003;

Remuneration Committee	the committee of the same name established by the Board;

Rollover Period	any period during which Options may be exchanged for options over shares in another company (under paragraph 42 of Schedule 5, Rule 11.6 and Rule 11.7);

Rule	The rules of the Plan, being the numbered paragraphs of this document as duly amended or supplemented from time to time;

Sale	completion of an agreement for the sale of the whole, or substantially the whole, of the business and assets of the Group;

Schedule 5	Schedule 5 to ITEPA 2003, which specifies the requirements that must be met for a share option to be an EMI Option;

Security Interest	means any encumbrance, mortgage, charge, assignment for the purpose of security, option, pledge, lien, right of set-off, retention of title, hypothecation or adverse right, equity or interest for the purpose, or which has the effect, of granting a security interest of any kind whatsoever and any agreement, whether conditional or otherwise, to create any of the foregoing;

Share Incentive Scheme	any arrangement to provide Employees and/or directors with Shares;

Shares	ordinary shares of any class in the Company (subject to Rule 12) which are fully paid-up and not redeemable;

Statutory Minimum Time

an amount of either:

(a)   “committed time”, as defined in paragraph 26 of Schedule 5, equal to the “statutory threshold” as defined in that paragraph; or

(b)   “reckonable time in relevant employment”, as defined in section 535 of ITEPA 2003, equal to the “statutory threshold” as defined in that section;

Tax Liability

the total of:

(a)   any PAYE income tax and primary class 1 (employee) national insurance contributions (or any similar liability to withhold an amount in respect of income tax or social security contribution in any jurisdiction) that the Company or any employer (or former employer) of the Option Holder is liable to account for as a result of any Taxable Event; and

(b)   if such amounts may be lawfully recovered from the Option Holder, any secondary class 1 (employer) national insurance contributions (or any similar liability for social security contribution in any jurisdiction) that the Company or any employer (or former employer) of the Option Holder is liable to pay as a result of any Taxable Event).

Ten Percent Owner	means a person who owns, or is deemed within the meaning of Section 422(b)(6) of the Code to own, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (or any parent or subsidiary corporations of the Company, as defined in Sections 424(e) and (f), respectively, of the Code). Whether a person is a Ten Percent Owner shall be determined with respect to an Option based on the facts existing immediately prior to the Date of Grant of the Option;

Unapproved Option	any Option or part thereof which is not an EMI Option or a CSOP Option;

Vested

means the Option or part of the Option which, subject to these Rules, has become exercisable in accordance with the Option Agreement or these Rules because:

(a)   its Vesting Date has occurred;

(b)   one or more Performance Conditions have been met; or

(c)   it has otherwise become Vested under these Rules or the relevant Option Agreement;

Vesting Date	means either an Accelerated Vesting Date or a Normal Vesting Date (as the context may require)

1.2	Headings shall not affect the interpretation of these Rules.

1.3	A reference to one gender in these Rules shall include a reference to the other genders.

1.4	Words in the singular in these Rules shall include the plural and vice versa.

1.5

A reference to a statute or a statutory provision in these Rules is a reference to it as in force at the relevant time, taking account of any amendment, extension or re-enactment, and includes any subordinate legislation in force and made under it.

2	GRANT OF OPTIONS

2.1	Subject to the limitations and conditions of this Plan, any Grantor may grant an Option:

2.1.1	intended to be an EMI Option, to any Eligible Employee it chooses;

2.1.2	intended to be an Incentive Stock Option, to any Employee who meets the conditions of Rule 2.3; and

2.1.3	not intended to be an EMI Option or an Incentive Stock Option, to any Employee it chooses.

2.2

EMI Options must be granted for commercial reasons in order to recruit or retain an Eligible Employee and not as part of any scheme or arrangement which has the avoidance of tax as its main purpose (or one of its main purposes).

2.3

A person is eligible to be granted an Incentive Stock Option if (and only if) he is an employee of the Company or any parent or subsidiary corporation within the meaning of Sections 424(e) or (f) of the Code and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code.

2.4

An Option intended to be an Incentive Stock Option may only be granted within ten (10) years from the earlier of (i) the date this Plan is adopted by the Board; or (ii) the date this Plan is duly approved by the shareholders of the Company.

2.5	Options may not be granted:

2.5.1	at any time when that grant would be prohibited by, or in breach of any law or regulation with the force of law;

2.5.2	after the tenth anniversary of the Adoption Date for an Option intended to be an EMI Option.

2.6	Options intended to be EMI Options shall be granted only when the Company is a qualifying company, as defined in paragraph 8 of Schedule 5.

2.7

An Option shall be granted by the Grantor entering into an Option Agreement as a deed substantially in the form set out in either Part 1 or Part 2 of the Appendix to these Rules (and including in the case of an Option intended to be an EMI Option the provisions indicated in such Appendix as applicable to EMI Options) and in each case completed in such manner compliant with these Rules as may be approved by the Remuneration Committee.

2.8	If the Option is intended to be an Incentive Stock Option the Option Agreement must state that the Option is granted in accordance with the provisions of Section 422 or the Code.

2.9

If the Option is intended to be an EMI Option, it must include a declaration by the Option Holder that he works for the Group for at least 25 hours a week or, if less, at least 75 percent of his working time.

2.10	If an Option Holder does not:-

2.10.1	execute an Option Agreement as a deed and return the executed Option Agreement to the Grantor;

2.10.2	within the period of 30 days after the Date of Grant,

the relevant Option shall automatically lapse at the end of that period.

2.11

Each Grantor and Option Holder shall hand over any executed Option Agreement to which it is party (and which has not lapsed under Rule 2.10) to the Constituent Company which is the employer of the relevant Option Holder (if that Constituent Company is a different person from the Grantor).

2.12	The Constituent Company which employs the relevant Option Holder shall, in respect of any Option intended to be an EMI Option:

2.12.1

  complete and submit within the period of 92 days after the relevant Date of Grant (or such other period as may be specified by paragraph 44 of Schedule 5 at the relevant time) a notice as required by Schedule 5 in respect of such Option; and

2.12.2	keep each Option Agreement available for inspection by HMRC at any time; and

2.12.3	provide the Option Holder with a copy of the signed Option Agreement within seven days of execution.

2.13	No amount shall be paid by an Employee for the grant of an Option.

2.14	Options may be granted on terms that the benefit thereof vests in one or more installments or tranches;

2.14.1

at such date or dates (which may be the Date of Grant) or on the occurrence of such event as may be specified in the relevant Option Agreement and which may include or be limited to the events described in one of the sub-paragraphs of Rule 11 and within the applicable period specified in the relevant sub-paragraph and subject always to the powers specified in such Rule for the Remuneration Committee to determine that such an event which would otherwise trigger the exercise of Options shall not do so; and / or

2.14.2	to such extent as the Remuneration Committee in their absolute discretion may otherwise allow.

2.15

Options may be granted on terms that separate tranches thereof are exercisable at different Exercise Prices (being in the case of an Option intended to be an EMI Option not less than Market Value or, in the case of an Incentive Stock Option, (i) one hundred and ten percent (110%) of the Fair Market Value of a Share on the Date of Grant if the Option Holder is a Ten Percent Owner or (ii) one hundred percent (100%) of the Fair Market Value of a Share on the Date of Grant if the Option Holder is not a Ten Percent Owner) as specified in the relevant Option Agreement.

3	PERFORMANCE CONDITIONS

3.1	On the Date of Grant of any Option, the Grantor:

3.1.1	may specify one or more appropriate Performance Conditions for the Option; and

3.1.2	may specify, for any Performance Condition:

(a)	any restrictions that will apply to variation or waiver of that Performance Condition under Rule 3.4; or

(b)	that there may be no such variation or waiver.

3.2	A Performance Condition may be specified to apply only to part of an Option.

3.3	Any Performance Condition must be capable of being met within ten years after the relevant Date of Grant.

3.4

Subject to Rule 3.5 and any restrictions on variation or waiver specified by the Grantor under Rule 3.1.2, the Remuneration Committee may vary or waive any Performance Condition, provided that any varied Performance Condition shall be (in the reasonable opinion of the Remuneration Committee):

3.4.1	a fairer measure of performance than the original Performance Condition, as judged at the time of the variation, if the original Performance Condition relates to a measure of performance; and

3.4.2	no more difficult to satisfy than the original Performance Condition was at the Date of Grant; and

3.4.3

not materially easier to satisfy than the original Performance Condition was at the Date of Grant, unless the variation of the Performance Condition has been approved in advance by the Company in general meeting.

3.5

Rule 3.4 shall not permit the general waiver by the Remuneration Committee of Performance Conditions on cessation of employment or on the occurrence of any event permitting the exercise of Options under Rule 11;

3.6	The Remuneration Committee shall determine whether, and to what extent, Performance Conditions have been satisfied.

3.7

If an Option is subject to any Performance Condition, the Remuneration Committee shall notify the Option Holder (and the Grantor, if not the Company) within a reasonable time after the Remuneration Committee becomes aware of the relevant information:

3.7.1	whether (and, if relevant, to what extent) the Performance Condition has been satisfied; and

3.7.2	of any subsequent change in whether, or the extent to which, the Performance Condition has been satisfied; and

3.7.3	when that Performance Condition has become incapable of being satisfied, in whole or in part; and

3.7.4	of any waiver or variation of that Performance Condition under Rule 3.4.

4	OVERALL LIMITS ON GRANTS

4.1

At any time, the total Market Value (as at the relevant dates of grant) of the Shares (and any other shares in the Company) which can be acquired on the exercise of all EMI Options over such shares (Acquisition Shares) must not exceed £3,000,000 (or such other amount as may be specified by paragraph 7 of Schedule 5 at the relevant time). Any Option shall not be an EMI Option if, immediately before it is granted, the Acquisition Shares already equals £3,000,000 (or such other amount as may be specified by paragraph 7 of Schedule 5 at the relevant time).

4.2	If the grant of any Option (referred to in this Rule 4.2 as the Excess Option) which is:

4.2.1	intended to be an EMI Option; and

4.2.2	not granted at the same time as any other Option(s),

would cause the limits in Rule 4.1 to be exceeded, the Excess Option shall be an EMI Option only in respect of the number of Shares (rounded down to the nearest whole number) as on the Date of Grant of the Excess Option have an aggregate market value equal to the amount by which the total Market Value of shares in the Company which are subject to EMI Options other than the Excess Option (as at the relevant dates of grant) is less than the amount of the relevant limit specified in Rule 4.1 on the Date of Grant of the Excess Option (in this Rule 4.2 and in Rule 4.3 following the Available Headroom).

4.3	If several Options (referred to in this Rule 4.3 as the Excess Options) are:

4.3.1	intended to be EMI Options; and

4.3.2	granted at the same time as each other;

4.3.3	and this would cause the limits in Rule 4.1 to be exceeded;

each Excess Option shall be an EMI Option only in respect of such number of the Shares comprised in such Excess Option (rounded up or down to the nearest whole number) as has an aggregate market value equal to the Relevant Proportion of the Available Headroom.

For this purpose, “Relevant Proportion” means the proportion which the total Market Value of the Shares subject to the relevant Excess Option bears to the total Market Value of the aggregate of the Shares subject to all the Excess Options.

4.4

No Option shall be granted under Rule 2 if that grant would result in the total number of shares which may be acquired under any Share Incentive Scheme (such as the Plan) exceeding 12% of the issued share capital of the Company.

4.5	Subject to adjustment under Rule 12 Incentive Stock Options may only be granted in respect of up to 40,000,000 A Ordinary Shares of £0.0001 each.

5	INDIVIDUAL LIMITS ON GRANTS

5.1

At any time, the total Market Value (as at the relevant Dates of Grant) of the shares (which may include Shares) which an Eligible Employee can acquire on the exercise of EMI Options granted to him by reason of his employment with:

5.1.1	any Constituent Company; or

5.1.2	any two or more Constituent Companies,

may not exceed £249,999 (or any other amount as may be specified by paragraph 5 of Schedule 5 at the relevant time minus £1). Any Option shall not be an EMI Option if, immediately before it is granted, the total Market Value (as at the relevant Dates of Grant) of the shares (which may include Shares) which can be acquired on the exercise of all EMI Options held by the relevant Eligible Employee and falling within this Rule 5.1 already equals £249,999 (or such other amount as aforesaid).

5.2

If the grant of an Option (referred to in this Rule 5.2 as an Individual Excess Option) which is intended to be an EMI Option would cause the limit in Rule 5.1 to be exceeded, the Individual Excess Option shall be an EMI Option only in respect of the number of Shares (rounded down to the nearest whole number) as have an aggregate Market Value equal to the amount by which the total Market Value of shares subject to EMI Options held by the relevant Eligible Employee which fall within Rule 5.1, other than the Individual Excess Option (as at the relevant Dates of Grant) is less than the amount of the limit specified in Rule 5.1 on the Date of Grant of the Individual Excess Option.

5.3	Any CSOP Options granted to the relevant Eligible Employee by reason of his employment with:

5.3.1	the Constituent Company which employs him; or

5.3.2	any other Constituent Company,

shall be treated as EMI Options to be counted against the limits set out in Rule 5.1.

5.4

If the grant of any Option (referred to in this Rule 5.4 as the “CSOP Excess Option”) which is intended to be an EMI Option would cause the limit in Rule 5.1 to be exceeded, the CSOP Excess Option shall be an EMI Option only in respect of the number of Shares (rounded down to the nearest whole number) as have an aggregate Market Value equal to the amount by which the total Market Value of shares subject to EMI Options held by the relevant Eligible Employee which fall within Rule 5.1, other than the CSOP Excess Option (as at the relevant Dates of Grant) is less than the amount of the limit specified in Rule 5.1 on the Date of Grant of the CSOP Excess Option.

5.5

Unless permitted by Section 422 of the Code or such other legislation as may from time to time govern the granting of Incentive Stock Options, no person shall be granted Incentive Stock Options such that the aggregate Fair Market Value of stock with respect to which Incentive Stock Options are exercisable for the first time by any individual during any calendar year (under all plans of the individual’s employer corporation and its parent and subsidiary corporations) exceeds $100,000.

5.6

Any Option or part thereof which is precluded by the foregoing limits in Rules 5.1, 4.1, 5.2 and 5.3 and this Rule 5.6 from taking effect as an EMI Option may nevertheless take effect as an Unapproved Option.

6	LAPSE AND SUSPENSION OF OPTIONS

6.1

Options (and any rights arising under them) may not be transferred or assigned, or have any Security Interest created over them, save that following the death of an Option Holder his personal representatives shall remain entitled to exercise his Options to the extent provided by these Rules and the relevant Option Agreement and the transmission of his Options to them will not cause them to lapse.

6.2	An Option shall lapse on the earliest of the following:

6.2.1	at the end of the period of 30 days after the Date of Grant if the Option Holder has not by then met the obligations specified in Rule 2.10; or

6.2.2	any action or attempted action by the Option Holder in breach of Rule 6.1; or

6.2.3	when a Performance Condition applying to the whole Option becomes incapable of being met, as a result of which no part of the Option can be exercised; or

6.2.4	the date on which the Option shall lapse, as specified in the Option Agreement; or

6.2.5	the bankruptcy of the Option Holder; or

6.2.6	if any part of Rule 11 applies, the time specified for the lapse of the Option under the relevant part of Rule 11; or

6.2.7	on the date on which an order is made by the Court for the compulsory winding up of the Company.

6.2.8	The first anniversary of the Option Holder’s death; or

6.2.9	when the Option Holder:

(i)	gives or receives notice to terminate the Option Holder’s employment with any Constituent Company (if the Option Holder will not then become or remain an employee of another Constituent Company); or

(ii)	ceases employment with any Constituent Company without giving or receiving notice (if the Option Holder does not then become or remain an employee of another Constituent Company save to the extent otherwise set out in the Option Agreement or otherwise specifically determined by the Remuneration Committee in their absolute discretion.

6.3	Part of an Option shall lapse where:

6.3.1	a Performance Condition set for that Option has been met in such a way that the Option has become, and shall remain, exercisable only in part; or

6.3.2	a Performance Condition set for part of that Option becomes incapable of being met, as a result of which that part of the Option cannot be exercised; or

6.3.3	the Remuneration Committee makes a determination in accordance with these Rules or the relevant Option Agreement that the Option may be exercised, but only in part.

7	EXERCISE OF OPTIONS

7.1

Subject to the provisions for lapse of Options set out in Rule 6, the other provisions of this Rule 7 and Rules 8, 9 and 11, an Option (or part of it) may be exercised at the time or times permitted by the relevant Option Agreement.

7.2	No Option may be exercised when its exercise is prohibited by, or would be a breach of, any law or regulation with the force of law.

7.3

An Incentive Stock Option must be exercised no later than the tenth anniversary of the Date of Grant, or no later than the fifth anniversary of the Date of Grant if the Option Holder is a Ten Percent Owner. If an Incentive Option is not exercised within the relevant period specified in this Rule 7.3 it shall immediately lapse and cease to be exercisable.

7.4	An Option may only be exercised to the extent that it has Vested.

7.5

On any of the events specified in Rule 11 or when the Option Holder ceases to hold employment within the Group, the Remuneration Committee may, at its absolute discretion, accelerate the vesting of all or any part of the Option so that the whole or part of any Option which has not Vested will be treated as Vested for the purposes of these Rules.

7.6	On a Sale or Change of Control the vesting of all Options shall automatically accelerate so that any part of the Option which has not Vested will be treated as Vested for the purposes of these Rules.

7.7

An Option may not be exercised on any occasion if, having been requested to do so, the Option Holder has not joined with the Option Holder’s employer in making an election as set out in section 431 of ITEPA 2003 for the full or partial disapplication of Chapter 2 (restricted securities) of Part 7 of ITEPA 2003 in such form as the Board has specified.

8	MANNER OF EXERCISE OF OPTIONS

8.1	An Option shall be exercised by the Option Holder giving a written exercise notice to the Grantor, which:

8.1.1	shall set out the number of Shares over which the Option Holder wishes to exercise the Option. If that number exceeds the number over which the Option may be validly exercised at the time:

(a)	the Option shall be treated as exercised only in respect of that lesser number; and

(b)	any excess amount paid to exercise the Option or meet any Tax Liability shall be refunded; and

8.1.2	shall be made using a form that the Remuneration Committee will approve; and

8.1.3	shall be copied to the Company, if the Grantor is not the Company; and

8.1.4	if Rule 8.2 applies, may include the information specified in that Rule 8.2.

8.2	If:

8.2.1	an Option is an EMI Option only in part, due to the application of Rule 4.2, Rule 4.3 or Rule 5.4 on the grant of that Option; and

8.2.2	the relevant Option Holder exercises that Option in respect of any number of Shares less than the maximum number over which it could be exercised;

the exercise notice shall specify to what extent (if any) the partial exercise of that Option should be treated as the exercise of that part of the Option which is an EMI Option. If the exercise notice does not do so, it shall be taken to exercise that part of the Option which is an EMI Option in priority to that part of the Option which is not an EMI Option.

8.3	Any exercise notice shall be accompanied by:

8.3.1	payment of an amount equal to the Exercise Price multiplied by the number of Shares specified in the notice; and

8.3.2	any documentation relating to arrangements or agreements required under Rule 9 or the provisions of the Option Agreement there referred to.

8.4	Any exercise notice shall be invalid:

8.4.1	to the extent that it is inconsistent with the Option Holder’s rights under these Rules and the Option Agreement; or

8.4.2	if any of the requirements of Rule 8.1 or Rule 8.3 are not met; or

8.4.3	if any payment referred to in Rule 8.3 is made by a cheque that is not honoured on first presentation or in any other manner which fails to transfer the expected value to the Grantor.

8.5

The Grantor may permit the Option Holder to correct any defect referred to in Rule 8.4.2 or Rule 8.4.3 (but shall not be obliged to do so). The date of any corrected exercise notice shall be the date of the correction rather than the original notice date for all other purposes of the Plan.

8.6	Shares shall be allotted and issued (or transferred, as appropriate) within 30 days after a valid Option exercise, subject to the other Rules of this Plan.

8.7

Except for any rights determined by reference to a date before the date of allotment, Shares allotted and issued in satisfaction of the exercise of an Option shall rank equally in all respects with the other shares of the same class in issue at the date of allotment.

8.8

Shares transferred in satisfaction of the exercise of an Option shall be transferred free of any Security Interest, and with all rights attaching to them, other than any rights determined by reference to a date before the date of transfer.

8.9

If the Shares are listed or traded on any Stock Exchange, the Company shall apply to the appropriate body for any newly issued Shares allotted on exercise of an Option to be listed and/or admitted to trading on that exchange.

8.10	All Shares issued upon the exercise of Options shall be subject to the Articles of Association of the Company at the date of such issue.

8.11

Nothing in these Rules or in any Option Agreement shall be taken to impose any restriction or limitation upon the exercise by the members of the Company of their rights to make any alteration to the Articles of Association of the Company.

9	TAX LIABILITIES

9.1	Each Option Agreement shall include the Option Holder’s irrevocable agreement in the terms of clause 6 of the Appendix to these Rules.

9.2

Notwithstanding such agreement, an Option Holder’s employer or former employer may decide to release the Option Holder from, or not to enforce, any part of the Option Holder’s obligations in respect of Employer NICs under his Option Agreement.

9.3

Any person other than the Company will only be authorised to grant Options after it has entered into an irrevocable undertaking to the Company (for the benefit of the Company and any employer or former employer of any relevant Option Holder) that such person will fulfill its obligations as a Grantor under the Rules of the Plan and any relevant Option Agreement.

10	RELATIONSHIP WITH EMPLOYMENT CONTRACT

10.1	Each Option Agreement shall include the Option Holder’s irrevocable agreement in the terms of clause 7 of Part 1 or Part 2 (as the case may be) of the Appendix to these Rules.

11	TAKEOVERS, REORGANISATIONS AND LIQUIDATIONS

11.1

Subject to Rule 11.4.3 (Qualifying Exchange of Shares or other Reorganisation) and Rule 11.5 (Major Shareholder), if any person (in this Rule 11.1, the Controller) obtains Control of the Company as a result of:

11.1.1	making a general offer to acquire the whole of the issued share capital of the Company which is made on a condition such that, if it is satisfied, the Controller will have Control of the Company; or

11.1.2	making a general offer to acquire all the shares in the Company which are of the same class as the Shares; or

11.1.3	entering into a share sale and purchase agreement with the shareholders of the Company which contemplates that the Controller will obtain Control of the Company upon completion;

then any Option which is Vested may (subject to Rule 3.5), be exercised within 30 days after the time when the Controller has obtained Control of the Company and (if relevant) any condition subject to which the offer is made has been satisfied.

Subject always to Rule 11.4, any Option to which this Rule 11.1 applies that is not exercised during the period specified in this Rule 11.1 shall lapse at the end of the exercise period specified in this Rule 11.1.

11.2

If the Directors anticipate that a Change of Control may occur as mentioned in Rules 11.1, then the Directors may (subject always to Rule 11.4 and Rule 11.5) invite Option Holders to exercise their Vested Options within such reasonable period ending immediately before such Change of Control as the Directors may specify and any Option which is not exercised within such period shall lapse and cease to be exercisable at the end of that period, unless the Directors otherwise determine or such Change of Control shall fail to occur.

11.3

Subject to Rule 11.4 (Qualifying Exchange of Shares) and 11.5 (Major Shareholder), if any person becomes bound or entitled to acquire Shares under Chapter 3 of Part 28 of the 2006 Act, any Option which is Vested may be exercised at any time while that person remains so bound or entitled. Each such Option will lapse and cease to be exercisable to the extent not exercised, when that person ceases to be so entitled or bound.

11.4	Qualifying Exchange of Shares or other Reorganisation

The Remuneration Committee, in its discretion, may determine that any event which would trigger the exercise of Options under Rule 11.1 or Rule 11.3 shall not do so if that event takes place in the course of:

11.4.1	a Qualifying Exchange of Shares; or

11.4.2	any other corporate reconstruction or reorganisation under which:

(a)	the ultimate beneficial ownership of the businesses of the Constituent Companies will remain the same; or

(b)	the businesses of the Constituent Companies will continue to be controlled by any one of Stefan Neubauer, Mike Brady, Rajarshi Banerjee or Matthew Robson or jointly by more than one of them;

and either:

11.4.3

following that Qualifying Exchange of Shares or corporate reconstruction or reorganisation, Options which are EMI Options will be capable of being exchanged under Rule 11.7 and the Remuneration Committee undertakes to procure that Option Holders will be offered:

(a)	new Options under Rule 11.7 (“New Options”) for any Options which are EMI Options, where the requirements of Rule 11.7 can be satisfied; and

(b)	either suitable replacement options under Rule 11.12, or some other appropriate compensation:

(i)	to the extent that New Options cannot be offered under Rule 11.7 for any Options which are EMI Options; and

(ii)	for any Options which are not EMI Options;

or

11.4.4

the Qualifying Exchange of Shares or the corporate reorganisation or reconstruction includes any provision for Options which does not fall within Rule 11.4.3, but which the Auditors have certified to be fair and reasonable.

11.5	The Remuneration Committee, in its discretion, may determine that any event which would trigger the exercise of Options under Rule 11.1 or 11.3 shall not do so if:

11.5.1	(in the case of Rule 11.1) the Controller (as defined in Rule 11.1); or

11.5.2	(in the case of Rule 11.3) the person bound or entitled as described in Rule 11.3,

is Stefan Neubauer, Mike Brady, Rajarshi Banerjee or Matthew Robson, or two or more of them jointly.

11.6	Scheme of Arrangement

If under Section 899 of the 2006 Act it is proposed that the Court sanctions a compromise or arrangement whereby any person (in this Rule 11.6, the Controller) will obtain control of the Company, the Company shall give notice thereof to all Option Holders at the same time as it sends notices to members of the Company calling the meeting to consider such a compromise or arrangement.

Unless the relevant compromise or arrangement makes provision for Options which the Auditors have certified to be fair and reasonable, then, subject Rules 11.7 and 11.11, an Option which is Vested may be exercised either:

11.6.1	at any time prior to the fifth Business Day prior to and conditional upon such compromise or arrangement being sanctioned by the Court; or

11.6.2	at any time within such period after the Controller obtains Control of the Company as a result of the Court sanctioning such compromise or arrangement as the Remuneration Committee may allow;

any Option to which this Rule 11.6 applies that is not exercised during one of the periods specified in this Rule 11.6 shall:

if the Controller is a company, continue to exist until the earliest of the following:

(a)	the time when the Option is released under an exchange of options falling within either Rule 11.7 or Rule 11.12; and

(b)	the latest date on which an applicable Rollover Period expires,

when it shall lapse; or

11.6.3	if the Controller is not a company, lapse at the end of the exercise period specified in this Rule 11.6.

11.6.4	Where Rule 11.6 applies, an Option shall not be capable of exercise under any other Rule of the Plan.

11.7	Replacement Options

If, as a result of a Qualifying Exchange of Shares or an event specified in Rule 11.1, or Rule 11.6, a company (Acquiring Company) has obtained Control of the Company, or if a company has become bound or entitled as specified in Rule 11.2, and:

11.7.1	the Acquiring Company satisfies the independence requirement set out in paragraph 9 of Schedule 5; and

11.7.2	the Acquiring Company satisfies the trading activities requirement set out in paragraphs 13 to 23 of Schedule 5; and

11.7.3

the relevant Option Holder would fall within the definition of Eligible Employee if for the purposes of that definition (and the definition of Material Interest as used in it), references to Constituent Company were construed as if they were references to any of the Acquiring Company and its 51% Subsidiaries,

then each Option Holder may, by agreement with the Acquiring Company within the applicable Rollover Period, release any Option which is an EMI Option (or that part of any Option which is an EMI Option, where Rule 4.1, Rule 4.2 or Rule 5.4 applies) (Old Option) for a replacement option (New Option).

A New Option shall:

11.7.4

be over ordinary shares in the Acquiring Company which are fully paid up and not redeemable (and the provisions in the definition of Shares as to the meaning of “fully paid up” and “redeemable” apply for this purpose); and

11.7.5	be subject to Rule 4.1, Rule 4.2 and Rule 4.3 with:

(a)	the references in those Rules to Shares being taken to be references to the shares in the Acquiring Company which are subject to New Options; and

(b)	the references to other shares in the Company being taken to be references to any other shares in the Acquiring Company which are subject to EMI Options; and

(c)

the Market Value of shares in the Acquiring Company subject to each New Option being taken to equal the Market Value (under Rule 4) of the Shares subject to the Old Option which it replaces, immediately before the release of that Old Option; and

11.7.6

be a right to acquire such number of shares in the Acquiring Company as have, immediately after grant of the New Option, a total Market Value equal to the total Market Value of the shares subject to the Old Option which it replaces immediately before its release; and

11.7.7

have an Exercise Price per share such that the total price payable on complete exercise of the New Option equals the total price which would have been payable on complete exercise of the Old Option which it replaces; and

11.7.8	be capable of exercise within ten years after the Date of Grant of the Old Option which it replaces; and

11.7.9

only include conditions which must be fulfilled before the New Option can be exercised (if any) which are capable of being fulfilled within the period of ten years after the Date of Grant of the Old Option which it replaces; and

11.7.10	satisfy the requirements of:

(a)	paragraph 37 of Schedule 5;

(b)	paragraph 38 of Schedule 5; and

(c)	satisfy any other requirements of Schedule 5 required to be satisfied by an option for it to qualify as a replacement option for the purpose of that Schedule; and

11.7.11	be notified to HMRC in accordance with paragraph 44 of Schedule 5 (as to which, see Rule 2.12.1).

11.8	Any Rollover Period shall have the same duration as the applicable “required period” defined in paragraph 42 of Schedule 5.

11.9

Any New Option granted in accordance with Rule 11.7 will be treated as having been acquired at the same time as the Old Option which it replaces for the purposes of the legislation relating to EMI Options.

11.10	In this Rule 11 (other than Rule 11.7), a person shall be deemed to have obtained Control of a company if he, and others Acting in Concert with him, have obtained Control of it together.

11.11

Although Rule 11.7 does not provide for an Unapproved Option to be exchanged for another option in accordance with that Rule, an Option Holder may agree terms with any company to make such an exchange in respect of an Unapproved Option during a Rollover Period and on terms that the replacement option will comply with Rules 11.7.4 to 11.7.9 (inclusive).

11.12	Sale

11.12.1	In the event of a Sale, Vested Options may be exercised within the period of 90 days beginning with the date of the Sale and shall lapse and cease to be exercisable at the end of that period.

11.12.2

If the Directors anticipate that a Sale may occur, the Directors may invite Option Holders to exercise Vested Options within such reasonable period immediately preceding such Sale as the Directors may specify and, if an Option is not then exercised, then, unless the Directors otherwise determine, such Option shall lapse and cease to be exercisable at the end of that period.

11.13

In the event of an Admission an Option may be exercised within such one or more periods commencing on or after the Admission as the Remuneration Committee shall determine and notify to the Option Holder

PROVIDED THAT:

(a)	no such period shall be less than seven days long; and

(b)

notwithstanding the Remuneration Committee’s discretion, if no exercise period has been notified by the Remuneration Committee to the Option Holder before the Admission, the first such period shall automatically begin sixty days after the Admission and Options shall remain exercisable throughout the period commencing on the sixtieth day after the Admission and ending on the ninetieth day after the Admission; and

(c)

the Remuneration Committee shall specify in writing to the Option Holder, at the same time as issuing notice of the first exercise period, the number and dates of any further exercise periods save that if the first exercise period occurs automatically pursuant to (b) above, it shall be the only period during which Options may be exercised; and

(d)

the Remuneration Committee shall permit all Options to be exercised in full within the period of one year beginning with the Admission and all Options shall lapse and cease to be exercisable at the end of that period if not so exercised in that period;

AND PROVIDED FURTHER THAT

(e)	the Company shall have the right not to issue and allot Shares upon the exercise of the Option unless the Option Holder has first agreed with the Company (in such form as the Remuneration Committee shall determine) that the Option Holder shall not sell or otherwise dispose of the shares acquired upon the exercise of this Option within such period or periods (not extending beyond the second anniversary of the date of Admission) as the Remuneration Committee may specify in a notice in writing to the Option Holder; and

(f)

no such agreement as is mentioned in proviso (e) shall prevent the Option Holder from immediately disposing of such number of the Shares so acquired (by way of sale for the consideration in cash which is not less than the best consideration which may be obtained at the time of sale) as is sufficient to enable the Option Holder (after deduction of costs and expenses of sale) to recover the cost of the aggregate Exercise Price paid and any income tax and NICs due in consequence of such exercise of the Option.

11.14

If the Company passes a resolution for voluntary winding up, any Option which is Vested may be exercised within six weeks after the resolution is passed, failing which it shall lapse at the end of that period.

11.15

Options which have become Vested shall become exercisable in accordance with the provisions of this Rule 11 at the date of the event in question (save to the extent they shall have lapsed at such date).

11.16

The Remuneration Committee shall notify Option Holders (and Grantors other than the Company) of any event that is relevant to Options under this Rule 11 within a reasonable period after the Remuneration Committee becomes aware of it.

12	VARIATION OF SHARE CAPITAL

12.1

If at any time after the commencement of the Plan there is any variation of the share capital of the Company (whether that variation is a capitalisation issue (other than a scrip dividend), rights issue, consolidation, subdivision or reduction of capital or otherwise) which affects (or may affect) the value of the Options to Option Holders, the number and description of Shares subject to each Option and/or the Exercise Price of each Option shall be adjusted in such manner as the Remuneration Committee shall determine and (save in the event of a capitalisation) the Auditors shall confirm in writing to be in their opinion fair and reasonable, provided that:

12.1.1	the aggregate amount payable on the exercise of an Option in full is not increased; and

12.1.2	save as provided in Rules 12.2 and 12.3, no variation shall be made which would result in the Exercise Price for an allotted Share being less than its nominal value.

12.2

Where an Option subsists over both issued and unissued shares, an adjustment may be made under Rule 12.1 which would have the effect of reducing the Exercise Price to less than the nominal value of a Share provided that the reduction of the Exercise Price in relation to Options over both issued and unissued Shares can be made to the same extent.

12.3

Any adjustment made to the Exercise Price of unissued Shares which would have the effect of reducing the Exercise Price to less than the nominal value of the Share shall only be made if and to the extent that the Remuneration Committee are authorised to capitalise from the reserves of the Company a sum equal to the amount by which the nominal value of the Shares in respect of which the Option is exercisable exceeds the adjusted Exercise Price. The Remuneration Committee may apply such sum in paying up such amount on such

Shares so that on the exercise of any Option in respect of which such a reduction shall have been made, the Remuneration Committee shall capitalise such sum (if any) and apply the same in paying up such amount as aforesaid.

12.4

The Remuneration Committee may take such steps as they consider necessary to notify Option Holders of any adjustment made under Rule 12.1 and to call in, cancel, endorse, issue or re-issue any Option certificate consequent upon such adjustment.

13	NOTICES

13.1	Any notice or other communication required or made in connection with any Option or otherwise under this Plan shall be in writing and shall be:

13.1.1	delivered personally; or

13.1.2	sent by pre-paid first-class post; or

13.1.3	sent by recorded delivery post; or

13.1.4	sent by commercial courier; or

13.1.5	sent by fax (but fax communications shall only be treated as validly sent if an appropriate report of successful transmission has been recorded by the sender’s fax system); or

13.1.6	sent by e-mail (but e-mail communications shall only be treated as validly sent if an appropriate report of receipt has been returned to the sender by the e-mail system).

13.2	Communications made in accordance with Rule 13.1 shall be addressed to the parties interested in the Plan as specified below:

13.2.1	in the case of communications to any Employee or Option Holder, to:

(a)	his work address; or

(b)	his home address, meaning that most recently notified to the sender; or

(c)	if one has been notified to the sender, his private fax number; or

(d)	his work e-mail address; or

(e)	if one has been notified to the sender, his private e-mail address; and

13.2.2	in the case of communications to an Option Holder who has died (where the sender has notice of the death), to:

(a)	the Option Holder’s home address, meaning that most recently notified to the sender; or

(b)

any address or fax number (marked for the attention of any specified person) or any e-mail address that the Option Holder’s personal representatives have notified to the Company (and any relevant Grantor other than the Company) for such communications; and

13.2.3	in the case of communications to the Company, to:

(a)	its registered office, marked for the attention of the Chief Executive Officer; or

(b)	any other address (marked for the attention of any specified person) that may have been notified by the Company to the sender; or

(c)	any fax number (marked for the attention of any specified person) that may have been notified by the Company to the sender; or

(d)	any e-mail address that may have been notified by the Company to the sender; and

13.2.4	in the case of communications to any Grantor other than the Company, to:

(a)	any address (marked for the attention of any specified person) that may have been notified by the Grantor to the sender; or

(b)	any fax number (marked for the attention of any specified person) that may have been notified by the Grantor to the sender; or

(c)	any e-mail address that may have been notified by the Grantor to the sender.

13.3	Communications made to any Employee, Option Holder or Option Holder’s personal representatives shall be deemed to have been duly received:

13.3.1	if delivered personally, when left at the relevant address; or

13.3.2	if sent by pre-paid first-class post or recorded delivery post, at 12 noon on the second business day after posting; or

13.3.3	if sent by commercial courier, at the time specified on the signed delivery receipt;

13.3.4	if sent by fax, at the time of transmission; or

13.3.5	if sent by e-mail, at the time specified in the relevant report of receipt returned to the sender.

13.4	Communications sent to the Company or any other Grantor shall:

13.4.1	be duly made only if actually received in accordance with this Rule 13; and

13.4.2	shall be treated as made at the time they are received for all purposes of the Plan.

13.5

Share certificates and other communications sent by post will be sent at the risk of the Employee or Option Holder concerned and the Company shall have no liability whatsoever to any such person in respect of any notification, document, share certificate or other communication so given, sent or made

13.6	This Rule 13 shall not apply to the service of any proceedings or other documents in any legal action.

14	ADMINISTRATION AND AMENDMENT

14.1	The Plan shall be administered by the Remuneration Committee.

14.2	The Remuneration Committee may amend the Plan from time to time, but:

14.2.1

no amendment may have a materially adverse effect on Options granted before the amendment was made, except that each Option Holder may consent to the application to his Option(s) of any such amendment; and

14.2.2

while the Company is subject to any requirement, or bound by any agreement, that this should be the case, no amendment may be made without the prior approval of the Company in general meeting if it would:

(a)	make the terms on which Options may be granted materially more generous; or

(b)	increase any of the limits specified in Rule 4 or Rule 4.5; or

(c)	change the definition of Eligible Employee to expand the class of potential Option Holders; or

(d)	change Rule 12 to the benefit of Option Holders,

unless it is a minor amendment to benefit the administration of the scheme, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for Option Holders or for the Company or any Constituent Company.

14.3	The cost of establishing and operating the Plan shall be borne by the Constituent Companies in proportions determined by the Remuneration Committee.

14.4	The Company shall ensure that at all times:

14.4.1

If the Company has restricted the number of Shares it can issue in its Articles of Association, that it has sufficient authorised and unissued Shares available, taking into account any other obligations of the Company to issue Shares; and/or

14.4.2	arrangements are in place for any third party to transfer issued Shares,

to satisfy the exercise of all Options of which the Company is the Grantor.

14.5	Each Grantor other than the Company shall at all times:

14.5.1	keep sufficient issued Shares available; and/or

14.5.2	hold sufficient enforceable rights to subscribe for Shares, or to acquire issued Shares,

to satisfy the exercise of all Options granted by that Grantor.

14.6

The Remuneration Committee shall determine any question of interpretation and settle any dispute arising under the Plan (other than in the case of matters to be determined or confirmed by the Auditors in accordance with the Plan). In such matters, the Remuneration Committee’s decision shall be final (save as aforesaid).

14.7	The Company and any other Grantor shall not be obliged to notify any Option Holder if an Option is due to lapse.

14.8	The Company and any other Grantor shall not be obliged to provide Option Holders with copies of any materials sent to the holders of Shares.

14.9

In the event that the Remuneration Committee decide to grant options over issued Shares then the Company may give or procure such financial assistance (whether by way of loan, gift, guarantee to a third party lender or otherwise) as the Remuneration Committee shall think fit to the trustee or trustees for the time being of any employee share ownership trust established by the Company to facilitate the acquisition by such trustee or trustees of the relevant number of Shares, PROVIDED that any such financial assistance shall only be given to the extent permitted by law.

15	EMI/INCENTIVE STOCK OPTIONS

15.1	Except as described in this Rule, the Rules of this Plan shall apply to EMI Options and Incentive Stock Options in exactly the same way as they apply to other Options.

15.2	No warranty, representation or undertaking of any nature is given:

15.2.1

  To the holder of an EMI Option that the EMI Option is a qualifying option for the purposes of ITEPA or that a disqualifying event will not occur in relation to an EMI Option. Neither the Board, the Company nor any other person shall be liable to the Option Holder for any loss of whatsoever nature resulting from the failure for any reason of an Option granted as an EMI Option to meet the conditions of Schedule 5 to ITEPA, whether such failure results from the inadvertent or deliberate act of the Board, the Company or any other person or for any other reason whatsoever.

15.2.2

  to the holder of an Incentive Stock Option that the Incentive Stock Option meets all the current or future conditions of an “incentive stock option” as defined in Section 422 of the Code. Neither the Board, the Company nor any other person shall be liable to the Option Holder for any loss of whatsoever nature resulting from the failure for any reason of an Option granted as an Incentive Stock Option to meet the conditions of Section 422 of the Code, whether such failure results from the inadvertent or deliberate act of the Board, the Company or any other person or for any other reason whatsoever.

16	COMMENCEMENT AND GOVERNING LAW

16.1

The Plan shall commence upon the date of its adoption by the Board and shall (unless previously terminated by a resolution of the Board or a resolution of the Company in general meeting) terminate upon the expiry of the period of ten years from such date. Upon termination (howsoever occurring) no further Options may be granted but such termination shall be without prejudice to any accrued rights in existence at the date thereof.

16.2	The Rules of the Plan shall be governed and construed by, and interpreted in accordance with, the laws of England. The courts of England and Wales shall have exclusive jurisdiction over:

16.2.1	the Rules of the Plan; and

16.2.2	all Options.

APPENDIX

FORMS OF OPTION AGREEMENT

Part 1

Dated                     201[●]

PERSPECTUM DIAGNOSTICS LTD

and

[Option Holder]

SHARE OPTION AGREEMENT

CONTENTS

1	Interpretation	1

2	Grant of Option	4

3	exercise and lapse dates	4

4	performance conditions	5

5	restrictions applying to the option shares	6

6	Tax and National Insurance Contributions (NICS)	6

7	Employment Issues	8

8	Data Protection	9

9	Governing Law and Jurisdiction	9

Schedule 1 Option Shares, Exercise Price and Vesting Dates		1

Schedule 2 Performance Conditions		2

THIS AGREEMENT IS DATED     201[●]

PARTIES

(1)

Perspectum Diagnostics LTD incorporated and registered in England and Wales with company number 08219473 whose registered office is at Beaver House, 23-38 Hythe Bridge Street, Oxford, Oxfordshire, England, OX1 2ET (Company).

(2)	[INDIVIDUAL NAME] of [ADDRESS] (Option Holder).

BACKGROUND

(A)

The Company has established the Perspectum Diagnostics Limited Employee Share Option Plan (Plan) for the grant of share options to eligible employees of the Company and its subsidiaries. A share option granted under the Plan may or may not be intended to qualify as an Enterprise Management Incentives (EMI) share option, which is a kind of tax-favoured share option.

(B)	The Option Holder is an employee of [the Company OR [FULL COMPANY NAME], which is a subsidiary of the Company].

(C)	The Company wishes to grant to the Option Holder an option under the Plan, on the terms set out in this Agreement and subject to the rules of the Plan.

AGREED TERMS

1	INTERPRETATION

1.1	The definitions in the Rules (except where inconsistent with the definitions set out in this Agreement) and the definitions and rules of interpretation in this Clause 1 apply in this Agreement.

Agreement	this option agreement;

Articles	the articles of association of the Company adopted on 26 September 2017 and as amended from time to time;

Bad Leaver	means any Option Holder who is an Employee whose employment with a Group Company has terminated in circumstances where he is not a Good Leaver;

Business Day	means any day which is not a Saturday, a Sunday or a bank or public holiday in England and Wales;

Date of Grant	the date of this Agreement;

Exercise Price	the sum per Option Share specified in Schedule 1 or (if higher) the Market Value of an Option Share on the Date of Grant) (or such amount per Option Share as the Option may be adjusted to specify (in accordance with the Plan) on a variation of the Company’s share capital);

Expiry Date	the tenth anniversary of the Date of Grant;

Good Leaver

means any Option Holder who is deemed to be a Good Leaver by the Board or who ceases to be an Employee by reason of:

(a) death, illness (including mental illness), permanent disability, permanent incapacity through ill health (in all cases except through alcohol or drug abuse);

(b) dismissal which is wrongful or unfair;

(c) his redundancy;

(d) retirement on reaching normal retirement age in accordance with the terms of his employment;

(e) resignation as a result of constructive dismissal; or

(f) resigning voluntarily from his employment or engagement with the Group without being in breach of the terms of their service agreement and without subsequently breaching the terms of any confidentiality, non-competition or non-solicitation obligations due by him to the Company and, in respect of such non-competition obligations as further detailed in the annex (or as otherwise notified by the Board in writing from time to time);

Normal Vesting Date	the date set out in Schedule 1;

Option	the option constituted by this Agreement as detailed in clause 2;

Option Shares	the total number and class of ordinary shares in the capital of the Company specified in Schedule 1 (or such number of shares (of the same or another class or nominal value) in the capital of the Company as the Option may be adjusted to relate to (in accordance with the Plan) on a variation of the Company’s share capital);

Performance Conditions	the Performance Conditions set out in Schedule 2 (if any);

Performance Related Option	the Option or part thereof which vests on achievement of a Performance Condition as specified in clause 3 and Schedule 1

Rules	the rules of the Plan, as amended from time to time;

Sufficient Shares	the smallest number of Option Shares which, when sold, will produce an amount at least equal to the relevant Tax Liability (after deduction of brokerage and any other charges or taxes on the sale);

Taxable Event

any of the following events which may give rise to liabilities for income tax, with or without corresponding liabilities for national insurance contributions (or their equivalents in any jurisdiction):

(a)   the exercise of the Option; or

(b)   any other taxable event in relation to the Option; or

(c)   the sale of Option Shares acquired on exercise of the Option; or

(d)   any other taxable event in relation to Option Shares acquired on exercise of the Option;

Termination Date

means the date that is 90 days from the date that an Option Holder ceases to hold employment within the Group or the first anniversary of the Option Holder’s death if the reason an Option Holder ceases to hold employment with the Group is as a result of the Option Holder’s death;

Time Vesting Option	the Option or part thereof which vests by effluxion of time as specified in clause 3 and Schedule 1

1.2	Clause, schedule and paragraph headings shall not affect the interpretation of this Agreement.

1.3	The schedules form part of this Agreement and shall have effect as set out in full in the body of this Agreement and any reference to this Agreement includes the schedules.

1.4	Words in the singular shall include the plural and vice versa.

1.5	A reference to one gender shall include a reference to the other genders.

1.6

A reference to a statute or statutory provision is a reference to it as it is in force for the time being, taking account of any amendment, extension, or re-enactment and includes any subordinate legislation made under it in force at the relevant time.

1.7	Any obligation in this Agreement on a person not to do something includes an obligation not to agree or allow that thing to be done.

1.8	References to clauses and schedules (other than Schedule 5) are to the clauses and schedules of this Agreement.

2	GRANT OF OPTION

2.1

Subject to clause 2.3, the Company grants to the Option Holder the Option, which is an option to acquire the Option Shares at the Exercise Price, on the terms set out in this Agreement and subject to the Rules.

2.2

The Rules are incorporated in this Agreement by reference and a copy of the Rules, as at the Date of Grant, has (as the Option Holder hereby acknowledges) been provided to the Option Holder on or before the Date of Grant. If any term of this Agreement, or any other statement relating to the Option, is inconsistent with the Rules, the Rules shall prevail.

2.3

If the Option Holder does not validly execute this Agreement as a deed and return it to the Company within the period of 30 days after the Date of Grant the Option shall automatically lapse at the end of the date falling 30 days after the Date of Grant.

2.4	The Option is granted under the provisions of Schedule 5 [OR is not intended to be an EMI Option].

2.5	[The Option Holder hereby declares that he works for the Company for at least 25 hours a week or, if less, at least 75 percent of his working time].

2.5	By executing this Agreement, the Option Holder agrees to the terms of the Option as set out in this Agreement.

3	VESTING, EXERCISE AND LAPSE DATES

3.1	Subject to clause 3.3 below, a Time Vesting Option (or part of it) shall become Vested and exercisable on the occurrence of the Normal Vesting Date as specified in Schedule 1.

3.2

Subject to clause 3.3 below, a Performance Related Option (or part of it) shall become Vested and exercisable on the satisfaction of the relevant Performance Condition (and so that the Option shall become Vested and exercisable on the date on which in accordance with Schedule 2 the Remuneration Committee notifies the Option Holder that such condition has been satisfied.

3.3

On the occurrence of one of the events described in one of the sub-paragraphs of Rule 11 in relation to which such sub-paragraph states that an Option is exercisable, the Option shall be exercisable within the applicable period specified in the relevant sub-paragraph (including any period specified by the Remuneration Committee under Rule 11.12.1 or 11.12.2) as follows:

3.3.1	[Performance Related Options shall be exercisable in full regardless of whether or not the Performance Condition or Conditions shall have been satisfied at the date of such event];

3.3.2

as regards Time Vesting Options where such event occurs or period ends before the Normal Vesting Date applicable to such Options, a proportion of such Time Vesting Options shall be exercisable equal to the proportion which

(a)	the number of whole calendar months from the Date of Grant to the date of such event;

bears to

(b)	the number of whole calendar months from the Date of Grant to the Normal Vesting Date;

and the balance of such Time Vesting Options shall lapse subject always in each case to the powers specified in such Rule for the Remuneration Committee to determine that such an event which would otherwise trigger the exercise of Options shall not do so and so that (in the absence of any such determination) upon expiry of such period the Option shall lapse if not so exercised.

3.4

As a condition of the exercise of the Option, the Option Holder shall, if required by the Board, sign the undertaking and power of attorney in the form annexed hereto (or in such form as required by the Board from time to time).

3.5	If the Option holder:

(i)	gives or receives notice to terminate the Option Holder’s employment with any Constituent Company (if the Option Holder will not then become or remain an employee of another Constituent Company); or

(ii)	ceases employment with any Constituent Company without giving or receiving notice (if the Option Holder does not then become or remain an employee of another Constituent Company); then

3.5.1

any Option which shall not have become exercisable in accordance with clause 3.1 shall thereupon forthwith lapse save to the extent otherwise specifically determined by the Remuneration Committee in their absolute discretion;

3.5.2	any Option which shall then have become exercisable in accordance with clause 3.1 shall:

(a)

be exercisable at any time until the Termination Date if the Option Holder is a Good Leaver and to the extent not exercised before the Termination Date, the Option shall lapse and cease to be exercisable;

(b)

remain exercisable only to such extent as the Remuneration Committee in its absolute discretion may within 30 days following such cessation allow if the Option Holder is a Bad Leaver and so that in the absence of such determination by the Remuneration Committee the Option shall lapse with effect from the date of such cessation

The Remuneration Committee shall notify the relevant Option Holder (and the Grantor, if not the Company) of any decision made under this clause 3.5 within a reasonable time after making it and in any event not later than 5 Business Days prior to the expiry of such period.

3.6	Subject as aforesaid, the Option shall be exercised and shall lapse in accordance with the Rules, in particular (without limitation) Rules 6, 7, 8, and 11.

4	LAPSE OF OPTIONS

4.1	The Option shall lapse on the Expiry Date, assuming it is not exercised before then and no event occurs to cause it to lapse earlier under the Rules.

4.2	The Option (and any right arising under it) may not:

(a)	be transferred or assigned; or

(b)	have any charge or other security interest created over it;

and the Option shall lapse if the Option Holder attempts to do any of those things. A transfer to the Option Holder’s personal representatives on the death of the Option Holder will not cause the Option to lapse.

5	RESTRICTIONS APPLYING TO THE OPTION SHARES

Details of all restrictions attaching to the Shares which may be acquired upon the exercise of the Option are contained in the Articles of the Company, a copy of which has been provided to the Option Holder on or before the Date of Grant (or, if the Articles are amended following the Date of Grant, as otherwise set out in the Articles of Association from time to time). Option Holders are referred specifically to the following articles in the Articles: 3.7 (Lien – the Company has a lien on every share, whether or not fully paid for any indebtedness of the shareholder to the Company) 3.82 (Liquidation Surplus – which sets out the order of priority for any distribution on a winding up or otherwise), 3.83 (Sale – which sets out the distribution of proceeds on a Sale) 5 (Restrictions on Disposing of Shares or Interests in Them – which sets out the general prohibition on transferring shares (subject to a number of carve-outs set out in the Articles)) 7 (Compulsory Sale – this provides that the Company can force the shareholder to sell all/part of their shareholding in the event of the shareholder’s bankruptcy, death or cessation of employment. On cessation of employment, the price paid will depend on the reason for leaving), 8 (Disenfranchisement – this sets out the circumstances when the shares held by a shareholder will cease to carry voting, dividend or other rights), 9 (Drag Along Right – this allows the majority shareholders to force the minority to sell their shares to a proposing buyer).

6	TAX AND NATIONAL INSURANCE CONTRIBUTIONS (NICS)

6.1	The Option Holder irrevocably agrees to:

(a)	pay to the Company, his employer or former employer (as appropriate) the amount of any Tax Liability; or

(b)	enter into arrangements to the satisfaction of the Company, his employer or former employer (as appropriate) for payment of any Tax Liability.

6.2	The Option Holder irrevocably agrees that:

(a)

the Option Holder will reimburse the Company, his employer or former employer (as appropriate) for any secondary class 1 (employer) national insurance contributions (or any similar liability for social security contribution in any jurisdiction) which:

(i)	the Company or any employer (or former employer) of the Option Holder is liable to pay as a result of any Taxable Event; and

(ii)	may be lawfully recovered by the Company or any employer (or former employer) from the Option Holder

(b)	at the request of the Company, his employer or former employer, the Option Holder shall join that person in making a valid election to transfer to the Option Holder the whole or any part of the liability for secondary class 1 (employer) national insurance contributions (or any similar liability for social security contribution in any jurisdiction) described in clause 6.2(a).

6.3	If:

(a)

the Option Holder does not fulfil his obligations arising under clause 6.1(a) or clause 6.1(b) in respect of any Tax Liability relating to the exercise of the Option within seven days after the date of exercise; and

(b)	Option Shares are readily saleable at that time;

the Company shall withhold Sufficient Shares from the Option Shares which would otherwise be delivered to the Option Holder.

From the net proceeds of sale of those withheld Option Shares, the Company shall:

(c)	retain (if the Company is to account for or pay the relevant Tax Liability); or

(d)	pay to the Option Holder’s employer or former employer (if that person is liable to account for or pay the relevant Tax Liability),

An amount equal to the Tax Liability and shall pay any balance to the Option Holder.

The Option Holder’s obligations under clause 6.1 shall not be affected by any failure of the Company to withhold Option Shares under this clause 6.3.

6.4

The Option Holder irrevocably agrees to enter into a joint election in respect of the Option Shares under section 431(1) or section 431(2) of ITEPA 2003, if required to do so by the Company, his employer or former employer, on or before the date of exercise of the Option.

6.5	The Option Holder hereby appoints the Company / Grantor (acting by any of its directors from time to time) as the Option Holder’s agent and attorney to:

(a)	sell the Sufficient Shares specified in clause 6.3 and deal with the proceeds of that sale in accordance with clause 6.3; and

(b)	execute any joint election required to be entered into under clause 6.4, in the Option Holder’s name and on the Option Holder’s behalf.

The Company may appoint one or more persons to act as substitute agent(s) and attorney(s) for the Option Holder and to exercise one or more of the powers conferred on the Company by the power of attorney set out in this clause 6.5, other than the power to appoint a substitute attorney. The Company / Grantor may subsequently revoke any such appointment.

The power of attorney set out in this clause 6.5 shall be irrevocable, save with the consent of the Company, and is given by way of security to secure the interest of the Company (for itself and as trustee under this Agreement on behalf of any employer or former employer of the Option Holder) as a person liable to account for or pay any relevant Tax Liability.

The Option Holder declares that a person who deals in good faith with the Company or any substitute attorney as the Option Holder’s attorney appointed under this clause 6.5 may accept a written statement signed by that person to the effect that this power of attorney has not been revoked as conclusive evidence of that fact.

6.6

The Option Holder shall have no rights to compensation or damages on account of any tax or national insurance contribution, liability which arises or is increased (or is claimed to arise or be increased) in whole or in part because of:

(a)	the limitation under Rule 4.2, Rule 4.3 or Rule 5.4 of any Option intended to be an EMI Option; or

(b)	any decision of HMRC that the Option does not meet the requirements of Schedule 5 and is therefore not an EMI Option, however that decision may arise; or

(c)	any Disqualifying Event, however, that event may be caused; or

(d)	the timing of any decision by the Remuneration Committee to permit exercise of the Option under Clause 3.3; or

(e)	any decision of the Remuneration Committee under Rule 11.2, Rule 11.4 or Rule 11.5

(f)	any failure by the Remuneration Committee to give notice under Rule 11.16 or Rule 6.29; or

(g)	the timing of any notice given by the Remuneration Committee under Rule 11.16 or Rule 6.29.

7	EMPLOYMENT ISSUES

7.1

Save to the extent expressly provided in clause 3.4 (and subject always to the proviso to that sub-clause), the Option may not be exercised after the Option Holder ceases employment with a Constituent Company unless the Option Holder becomes or remains an employee of another Constituent Company at the same time as that cessation.

7.2	The Option Holder irrevocably acknowledges that:

(a)	the Option Holder has no rights to compensation or damages on account of any loss in respect of the Option or the Plan where such loss arises (or is claimed to arise), in whole or in part, from:

(i)	termination of office or employment with; or

(ii)	notice to terminate office or employment given by or to;

the Company, any Constituent Company or any former Constituent Company. This exclusion of liability shall apply however termination of office or employment, or the giving of notice, is cause, and however compensation or damages may be claimed; and

(b)

the Option Holder has no rights to compensation or damages from the Company, any Constituent Company or any former Constituent Company on account of any loss in respect of the Option or the Plan where such loss arises (or is claimed to arise), in whole or in part, from:

(i)	any company ceasing to be a Constituent company; or

(ii)	the transfer of any business from a Constituent Company to any person which is not a Constituent Company.

This exclusion of liability shall apply however the change of status of the relevant Constituent Company, or the transfer of the relevant business, is caused, and however compensation to damages may be claimed; and

(c)	the rights and obligations of the Option Holder as an employee or director of any Constituent Company shall not be affected by the grant, holding or exercise of the Option; and

(d)	the value of the Option or any benefit realised from it shall not be pensionable; and

(e)	the Option Holder has no right to receive any further options from any Constituent Company.

7.3	The value of the Option or any benefit from it shall not be taken into account when calculating any pension contribution or pension benefit or any other benefit related to any amount of remuneration.

8	PROTECTION OF PERSONAL DATA

For the purpose of operating the Plan, the Company will collect and process information relating to Employees and Option Holders in accordance with the privacy notice which is on the Company intranet or otherwise supplied to Option Holders.

9	GOVERNING LAW AND JURISDICTION

9.1	This Agreement and any dispute or claim arising out of or in connection with it or its subject matter shall be governed and construed by and interpreted in accordance with the law of England.

9.2

The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement or its subject matter.

This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

SIGNED AS A DEED BY PERSPECTUM DIAGNOSTICS LTD acting by: [NAME OF DIRECTOR] a director, in the presence of:	Director

[NAME OF WITNESS]	Witness

Name:

Address:

Occupation

SIGNED AS A DEED BY [NAME OF OPTION HOLDER] in the presence of:
[NAME OF WITNESS]	Witness

Name:

Address:

Occupation

Schedule 1

Option Shares, Exercise Price and Vesting Dates

	Number of A Ordinary Shares of £0.00001 Option Shares @ £[ ]per share (Actual Market Value) based on £[ ] per share (Unrestricted Market Value)	Cumulative number of share options

Time Vesting Options Vesting Date

Date of Grant

First anniversary of Date of Grant

Second anniversary of Date of Grant

Third anniversary of Date of Grant

Fourth anniversary of Date of Grant

Total Vesting Options

Performance Related Options Performance Condition

Subtotal performance Related

TOTAL OPTIONS

Schedule 2

Performance Condition[s]

[if any]

Annex

UNDERTAKING AND POWER OF ATTORNEY

Made on                      20[●]

BY

[INDIVIDUAL’S NAME], of [ADDRESS] (the Shareholder)

IN FAVOUR OF

PERSPECTUM DIAGNOSTICS LTD (registered in England and Wales with number 08219473) (the Company)

BACKGROUND

(A)    The Shareholder wishes to exercise their rights under an option agreement to acquire [NUMBER AND CLASS OF SHARES] in the Company (Option Shares). In this Deed, the Option Shares together with any other shares in the capital of the Company acquired by the Shareholder after the date of this Deed are the Shares.

(B)    It is a condition of the acquisition by the Shareholder of the Option Shares that the Shareholder execute and deliver this Deed in favour of the Company.

OPERATIVE TERMS

1.	UNDERTAKINGS

1.1    The Shareholder irrevocably and unconditionally undertakes in favour of the Company that:

1.1.1    they will, if so requested by the directors of the Company (Board) in writing, exercise any voting rights attaching to the Shares or rights to give or withhold consent to and/or approval of any matters which require the Shareholder’s consent and/or approval as a member of the Company in such manner and at such times as the Board shall direct including without limitation to the extent required to re-classify or convert the Shares into a different class of share in the capital of the Company, having substantially equivalent rights to the Shares;

1.1.2    they will consent and agree to sell and transfer the Shares in the event of a Sale (as defined in the articles of association of the Company (Articles)) on terms agreed between shareholders of the Company who hold at least 50% of the entire issued share capital of the Company and the prospective buyer(s) (Buyer).

2.	POWER OF ATTORNEY

2.1    As security for the Shareholder’s obligations under clause 1, the Shareholder appoints the Company to be their true and lawful attorney (the Attorney) with full power, authority and legal right in the Shareholder’s name and on the Shareholder’s behalf to enter into a transaction for the sale and purchase of the Shares (Transaction) and exercise all voting and other rights attaching to the Shares and do any act or thing, in the absolute discretion of the Attorney, which the Shareholder could, as a member of the Company, do including (without limitation):

2.1.1     consider, negotiate, agree, sign, execute, deliver and/or issue all agreements, deeds, documents, certificates and instruments which the Attorney in their absolute discretion considers necessary or desirable to be considered, negotiated, agreed, signed, executed, delivered and/or issued by the Shareholder in connection with and for the purpose of implementing the Transaction, including, without limitation:

(a)    a share purchase agreement setting out the terms of the Transaction;

(b)    a stock transfer form transferring the Shares from the Shareholder to the Buyer;

2.1.2    to receive notices, consent to the convening of, convene, attend and vote at any meeting of the holders of shares or securities of the Company (the Shareholders’ Meeting), be it on short notice or otherwise;

2.1.3    to execute a form of proxy in favour of any person to attend and vote as their proxy at any Shareholders’ Meeting in respect of the Shares in such manner as the Attorney may decide;

2.1.4    to give or withhold consent to and/or approval of any matters which require the Shareholder’s consent and/or approval as a member of the Company and/or to propose, settle the terms of, sign and/or pass any resolution (written or otherwise) of the Shareholders (including, without limitation, at a meeting held on short notice);

2.1.5    to exercise all rights and privileges held by or accruing to the Shareholder as the registered owner of the Shares; and

2.1.6    to do any other act or thing in relation to the Shares which would be in the Shareholder’s power to do,

all, in such form, terms and subject to any conditions, as the Attorney in its absolute discretion may decide.

3.	DELEGATION AND APPOINTMENT OF SUBSTITUTE

The Attorney shall have the power to delegate to an agent (including without limitation its officers and directors) the exercise of any power the Shareholder gives under this Deed. For the avoidance of doubt such agent shall not have the power to make a delegation itself.

4.	CONFIRMATION AND INDEMNITY

The Shareholder hereby undertakes to ratify and confirm whatever the Attorney shall lawfully do, purport to do or cause to be done by virtue of this power of attorney and to indemnify and hold harmless the Attorney, its agents and its successors against all actions, demands, proceedings, claims, costs, expenses, obligations, liabilities and losses of any description arising from the exercise or the purported exercise in good faith of any of the powers hereby granted to them under this Deed.

5.	DURATION OF POWER

This power of attorney shall be irrevocable, save with the consent of the Attorney, and is given by way of security to the Company to secure the obligations of the Shareholder under the terms of this Deed.

6.	SHAREHOLDER’S OBLIGATIONS

The Shareholder undertakes that they will not take any action and will procure that no other person takes any action in relation to the Shares which is inconsistent with the terms of this Deed.

7.	OVERNING LAW

This Deed and any dispute or claim arising out of, or in connection with, it, its subject matter or formation (including non-contractual disputes or claims) shall be governed by, and construed in accordance with, the laws of England and Wales. The courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this power of attorney or its subject matter or formation.

IN WITNESS of which this document has been duly executed as a DEED and delivered on the date stated above.

Executed as a Deed by	)

[name of individual]	)

in the presence of:	)

Witness signature:

Witness name:

Witness address:

Witness occupation: